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                                                                     EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



As independent public accountants, we hereby consent to the inclusion of our audit report dated June 6, 2001, in the Form 8-K/A of Pharmacopeia Inc. dated August 13, 2001. It should be noted that we have performed no audit procedures subsequent to June 6, 2001, the date of our report, except with respect to the US GAAP reconciliation set forth in note 15 and the post balance sheet event set out in note 14 as to which the date is August 9, 2001. Furthermore, we have not audited any financial statements of Synomics Limited as of any date or for any period subsequent to September 30, 2000.

Arthur Andersen
Cambridge, England

August 10, 2001